Exhibit (k)(9)

AMENDMENT NO. 1 TO

EXPENSE LIMITATION AGREEMENT

This Amendment No. 1 to the Expense Limitation Agreement (this “Amendment”) is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (“BlackRock”), and BlackRock Private Investments Fund, a Delaware statutory trust (the “Fund”), effective as of September 30, 2021. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement (as defined below), as amended hereby.

WHEREAS, BlackRock has entered into an Expense Limitation Agreement dated February 10, 2021 (the “Agreement”) pursuant to which BlackRock has agreed to maintain expenses of each share class of the Fund at a level below the level to which it would normally be subject; and

WHEREAS, the Agreement provides that the Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates; and

WHEREAS, the Fund and BlackRock have determined that it is appropriate and in the best interests of the Fund and its shareholders for BlackRock to waive a portion of its management fee through October 31, 2022; and

WHEREAS, the Fund’s Board of Trustees has approved such fee waiver as being in the best interests of the Fund and its shareholders.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Agreement is amended by adding a new Section 1.5 thereto in appropriate numerical order as follows:

1.5    FEE REDUCTION AGREEMENT. With respect to the Fund, BlackRock agrees, for the period beginning on September 30, 2021 until October 31, 2022 (“Fee Reduction Period”), to waive the management fee payable to BlackRock pursuant to the investment advisory agreement between the Fund and BlackRock, dated February 10, 2021 (as amended and/or amended and restated from time to time), by the amount necessary in order to reduce the net management fee payable to BlackRock to an annual rate equal to 1.25% of the Fund’s net assets determined quarterly (the “Fee Reduction”). Subsections 1.3 and 1.4 and Section 2 of the Agreement shall not apply to this Section 1.5.

2.	Section 3 of the Agreement is deleted in its entirety and replaced with the following:

3. TERM AND TERMINATION OF AGREEMENT.

Except with respect to the Fee Reduction, which shall be effective only during the Fee Reduction Period and shall terminate upon expiration of the Fee Reduction Period in accordance with Section 1.5 of the Agreement, this Agreement shall be effective as of the date first written above and shall continue in effect until June 30, 2023. Thereafter, this Agreement shall be continue in effect for successive twelve-month periods provided such continuance is consented to by BlackRock and specifically approved by a majority of the Trustees of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated prior to expiration by the Fund, without payment of any penalty, upon 90 days’ prior written notice to BlackRock at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

3.

Except to the extent supplemented or amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented and amended hereby by the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BLACKROCK PRIVATE INVESTMENTS FUND

By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Trent Walker
Name: Trent Walker
Title: Managing Director

Signature Page to Amendment No. 1 to the Expense Limitation Agreement

of BlackRock Private Investments Fund